Filed Pursuant to Rule 424(b)(3)
Registration No. 333-92140-30

SUPPLEMENT
To Prospectus Supplement dated June 27, 2003

$219,476,249 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-23H

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On June 30, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-23H (the “Certificates”) were issued in an original aggregate principal amount of approximately $219,476,249.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2003, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and Citibank, N.A. as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Interest Distributed (5)	Principal Distributed (6)	Total Distributed (7)=(5+6)	Deferred Interest (8)	Realized Loss (9)	Current Principal Balance (10)=(3-6+8-9)
A1	193,632,000.00	118,389,624.78	5.500000%	542,619.11	4,272,031.38	4,814,650.49	0.00	0.00	114,117,593.40
APO1	222,149.00	184,633.10	0.000000%	0.00	11,785.48	11,785.48	0.00	0.00	172,847.62
A2	21,157,000.00	12,698,275.72	4.500000%	47,618.53	238,750.04	286,368.57	0.00	0.00	12,459,525.68
B1I	1,990,000.00	1,961,047.15	5.500000%	8,988.13	2,050.25	11,038.38	0.00	0.00	1,958,996.90
B1II	547,000.00	539,213.94	5.612237%	2,521.83	549.68	3,071.51	0.00	0.00	538,664.26
B2I	1,095,000.00	1,079,068.65	5.500000%	4,945.73	1,128.15	6,073.88	0.00	0.00	1,077,940.50
B2II	257,000.00	253,341.83	5.612237%	1,184.85	258.26	1,443.11	0.00	0.00	253,083.57
B3	576,000.00	567,647.00	5.517109%	2,609.81	591.21	3,201.02	0.00	0.00	567,055.79
B4	554,000.00	545,966.02	5.517109%	2,510.13	568.63	3,078.76	0.00	0.00	545,397.39
B5	443,000.00	436,575.72	5.517109%	2,007.20	454.70	2,461.90	0.00	0.00	436,121.02
B6	886,162.00	834,510.09	5.517109%	3,836.74	869.10	4,705.84	0.00	0.00	833,640.99
R	100.00	0.00	5.500000%	0.00	0.00	0.00	0.00	0.00	0.00
Totals	221,359,411.00	137,489,904.00		618,842.06	4,529,036.88	5,147,878.94	0.00	0.00	130,578,651.93

Notional Classes

AIO1	122,962,577.00	69,468,401.51	1.000000%	57,890.33	0.00	57,890.33	0.00	0.00	66,675,122.60
AIO2	25,274,945.00	14,123,486.00	1.000000%	11,769.57	0.00	11,769.57	0.00	0.00	13,868,938.93
Totals	148,237,522.00	83,591,887.51		69,659.90	0.00	69,659.90	0.00	0.00	0.00

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Prior Principal Balance (3/2 x 1000)	Interest Distributed (5/2 x 1000)	Principal Distributed (6/2 x 1000)	Total Distributed (7/2 x 1000)	Deferred Interest (8/2 x 1000)	Realized Loss (9/2 x 1000)	Current Principal Balance (10/2 x 1000)
A1	86359AB93	611.415596	2.802321	22.062631	24.864953	0.000000	0.000000	589.352965
APO1	86359AC35	831.122805	0.000000	53.052141	53.052141	0.000000	0.000000	778.070664
A2	86359AC43	600.192642	2.250722	11.284683	13.535405	0.000000	0.000000	588.907959
B1I	86359AC68	985.450829	4.516648	1.030276	5.546925	0.000000	0.000000	984.420553
B1II	86359AC84	985.765887	4.610293	1.004899	5.615192	0.000000	0.000000	984.760987
B2I	86359AC76	985.450822	4.516648	1.030274	5.546922	0.000000	0.000000	984.420548
B2II	86359AC92	985.765875	4.610311	1.004903	5.615214	0.000000	0.000000	984.760973
B3	86359AD26	985.498264	4.530920	1.026406	5.557326	0.000000	0.000000	984.471858
B4	86359AD42	985.498231	4.530921	1.026408	5.557329	0.000000	0.000000	984.471823
B5	86359AD59	985.498239	4.530926	1.026411	5.557336	0.000000	0.000000	984.471828
B6	86359AD67	941.712791	4.329615	0.980746	5.310361	0.000000	0.000000	940.732044
R	86359AD34	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000
AIO1	86359AC27	564.955641	0.470796	0.000000	0.470796	0.000000	0.000000	542.239145
AIO2	86359AC50	558.793936	0.465662	0.000000	0.465662	0.000000	0.000000	548.722813

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Optimal Accrued Interest (4)	Prior Unpaid Interest (5)	Non-Recov Interest Shortfall (6)	Interest Due (7)=(4)+(5)-(6)	Deferred Interest (8)	Interest Distributed (9)	Current Unpaid Interest (10)=(7)-(8)-(9)
A1	118,389,624.78	5.500000%	542,619.11	0.00	0.00	542,619.11	0.00	542,619.11	0.00
APO1	184,633.10	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	12,698,275.72	4.500000%	47,618.53	0.00	0.00	47,618.53	0.00	47,618.53	0.00
B1I	1,961,047.15	5.500000%	8,988.13	0.00	0.00	8,988.13	0.00	8,988.13	0.00
B1II	539,213.94	5.612237%	2,521.83	0.00	0.00	2,521.83	0.00	2,521.83	0.00
B2I	1,079,068.65	5.500000%	4,945.73	0.00	0.00	4,945.73	0.00	4,945.73	0.00
B2II	253,341.83	5.612237%	1,184.85	0.00	0.00	1,184.85	0.00	1,184.85	0.00
B3	567,647.00	5.517109%	2,609.81	0.00	0.00	2,609.81	0.00	2,609.81	0.00
B4	545,966.02	5.517109%	2,510.13	0.00	0.00	2,510.13	0.00	2,510.13	0.00
B5	436,575.72	5.517109%	2,007.20	0.00	0.00	2,007.20	0.00	2,007.20	0.00
B6	834,510.09	5.517109%	3,836.74	0.00	0.00	3,836.74	0.00	3,836.74	0.00
R	0.00	5.500000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals	137,489,904.00		618,842.06	0.00	0.00	618,842.06	0.00	618,842.06	0.00

Notional Classes

AIO1	69,468,401.51	1.000000%	57,890.33	0.00	0.00	57,890.33	0.00	57,890.33	0.00
AIO2	14,123,486.00	1.000000%	11,769.57	0.00	0.00	11,769.57	0.00	11,769.57	0.00
Totals	83,591,887.51		69,659.90	0.00	0.00	69,659.90	0.00	69,659.90	0.00

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Principal Distribution (4)	Accreted Principal (5)	Current Realized Losses (6)	Current Principal Recoveries (7)	Current Principal Balance (8)=(3)-(4)+(5)-(6)+(7)	Cumulative Realized Losses (9)
A1	193,632,000.00	118,389,624.78	4,272,031.38	0.00	0.00	0.00	114,117,593.40	0.00
APO1	222,149.00	184,633.10	11,785.48	0.00	0.00	0.00	172,847.62	0.00
A2	21,157,000.00	12,698,275.72	238,750.04	0.00	0.00	0.00	12,459,525.68	0.00
B1I	1,990,000.00	1,961,047.15	2,050.25	0.00	0.00	0.00	1,958,996.90	0.00
B1II	547,000.00	539,213.94	549.68	0.00	0.00	0.00	538,664.26	0.00
B2I	1,095,000.00	1,079,068.65	1,128.15	0.00	0.00	0.00	1,077,940.50	0.00
B2II	257,000.00	253,341.83	258.26	0.00	0.00	0.00	253,083.57	0.00
B3	576,000.00	567,647.00	591.21	0.00	0.00	0.00	567,055.79	0.00
B4	554,000.00	545,966.02	568.63	0.00	0.00	0.00	545,397.39	0.00
B5	443,000.00	436,575.72	454.70	0.00	0.00	0.00	436,121.02	0.00
B6	886,162.00	834,510.09	869.10	0.00	0.00	0.00	833,640.99	38,921.37
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals	219,476,149.00	137,489,904.00	4,529,036.88	610,487.99	4,527,144.45	0.00	132,960,867.12	0.00

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Collateral Summary - Group 1

ASSET CHARACTERISTICS

	Cut-Off	Prior	Current
Aggregate Stated Principal Balance	199,029,639.36	123,635,548.89	119,346,440.39

Loan Count	1,520	1,036	1,010

Weighted Average Coupon Rate (WAC)	6.898940%	6.794755%	N/A

Net Weighted Average Coupon Rate (Net WAC)	6.642440%	6.053667%	N/A

Weighted Average Maturity (WAM in months)	357	337	336

AVAILABLE PRINCIPAL

PO Principal	20.74

TOTAL PRINCIPAL	19,133.04

AVAILABLE INTEREST

Scheduled Interest		700,060.98

Less:	Master Servicing Fees	0.00
	Sub Servicing Fees	25,757.42
	Trustee Fees	669.76
	Insurance Fees	49,926.92
	Uncompensated PPIS	0.00
	Relief Act Shortfall	0.00
	Other Interest Reductions	0.00

TOTAL AVAILABLE INTEREST		623,706.88

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Collateral Summary - Group 2

ASSET CHARACTERISTICS

	Cut-Off	Prior	Current
Aggregate Stated Principal Balance	22,329,773.09	13,854,355.43	13,614,426.87
Loan Count	130	87	85
Weighted Average Coupon Rate (WAC)	6.684240%	6.600045%	N/A
Net Weighted Average Coupon Rate (Net WAC)	6.302740%	5.612237%	N/A
Weighted Average Maturity (WAM in months)	360	341	340

AVAILABLE PRINCIPAL

Curtailments	1,393.61
Current Realized Losses	0.00

AVAILABLE INTEREST

Scheduled Interest		76,199.50

Less:	Master Servicing Fees	0.00
	Sub Servicing Fees	4,329.52
	Insurance Fees	7,000.01
	Trustee Fees	75.06
	Uncompensated PPIS	0.00
	Relief Act Shortfall	0.00
	Other Interest Reductions	0.00

TOTAL AVAILABLE INTEREST		64,794.91

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Delinquency Information

GROUP 1

	Less Than 1 Month	1 Month	2 Months	3+ Months	Totals
Delinquency

Scheduled Principal Balance	246,323.77	158,681.96	121,844.90	526,850.63
Percentage of Total Pool Balance	0.2064%	0.1330%	0.1021%	0.4414%
Number of Loans	2	3	1	6
Percentage of Total Loans	0.1980%	0.2970%	0.0990%	0.5941%

Bankruptcy

Scheduled Principal Balance	118,040.07	0.00	0.00	0.00	118,040.07
Percentage of Total Pool Balance	0.0989%	0.0000%	0.0000%	0.0000%	0.0989%
Number of Loans	1	0	0	0	1
Percentage of Total Loans	0.0990%	0.0000%	0.0000%	0.0000%	0.0990%

Foreclosure

Scheduled Principal Balance		0.00	0.00	77,535.00	77,535.00
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0650%	0.0650%
Number of Loans		0	0	1	1
Percentage of Total Loans		0.0000%	0.0000%	0.0990%	0.0990%

REO

Scheduled Principal Balance		0.00	0.00	233,981.01	233,981.01
Percentage of Total Pool Balance		0.0000%	0.0000%	0.1961%	0.1961%
Number of Loans		0	0	2	2
Percentage of Total Loans		0.0000%	0.0000%	0.1980%	0.1980%

Total

Scheduled Principal Balance	118,040.07	246,323.77	158,681.96	433,360.91	956,406.71
Percentage of Total Pool Balance	0.0989%	0.2064%	0.1330%	0.3631%	0.8014%
Number of Loans	1	2	3	4	10
Percentage of Total Loans	0.0990%	0.1980%	0.2970%	0.3960%	0.9901%

Principal and Interest Advances	511,811.97

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

GROUP 2

	1 Month	2 Months	3+ Months	Totals
Delinquency

Scheduled Principal Balance	0.00	0.00	0.00	0.00
Percentage of Total Pool Balance	0.0000%	0.0000%	0.0000%	0.0000%
Number of Loans	0	0	0	0
Percentage of Total Loans	0.0000%	0.0000%	0.0000%	0.0000%

Bankruptcy

Scheduled Principal Balance		0.00	0.00	0.00	0.00
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0000%	0.0000%
Number of Loans		0	0	0	0
Percentage of Total Loans		0.0000%	0.0000%	0.0000%	0.0000%

Foreclosure

Scheduled Principal Balance		0.00	0.00	0.00	0.00
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0000%	0.0000%
Number of Loans		0	0	0	0
Percentage of Total Loans		0.0000%	0.0000%	0.0000%	0.0000%

REO

Scheduled Principal Balance		0.00	0.00	0.00	0.00
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0000%	0.0000%
Number of Loans		0	0	0	0
Percentage of Total Loans		0.0000%	0.0000%	0.0000%	0.0000%

Total

Scheduled Principal Balance		0.00	0.00	0.00	0.00
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0000%	0.0000%
Number of Loans		0	0	0	0
Percentage of Total Loans		0.0000%	0.0000%	0.0000%	0.0000%

Principal and Interest Advances	57,041.71

Structured Asset Securities Corp. Mortgage Pass Through Certificates, Series 2003-23H

Distribution Date:	10/25/2004
Record Date:	09/30/2004

Other Information

Current Bankruptcy Loss	0.00
Cumulative Bankruptcy Loss	0.00
Remaining Bankruptcy Loss Limit	132,662.82

Current Fraud Loss	0.00
Cumulative Fraud Loss	0.00
Remaining Fraud Loss Limit	2,213,594.12

Current Special Hazard Loss Limit	0.00
Cumulative Special Hazard Loss Limit	0.00
Remaining Special Hazard Loss Limit	2,213,594.12

CONTACT INFORMATION

Depositor	Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, NY 10019

Underwriter	Lehman Brothers
745 Seventh Avenue, 7th Floor
New York, NY 10019

Master Servicer	Aurora Loan Services Inc.
2530 South Parker Road, Suite 601
Aurora, CO 80014

Trustee	Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

CONTENTS

Distribution Summary

Distribution Summary (Factors)

Interest Distribution

Principal Distribution

Collateral Summary

Delinquency Information

Other Information

Deal Contact:	Karen Schluter
karen.schluter@citigroup.com
Tel: (212) 816-5827
Fax: (212) 816-5527

Citibank, N.A.
Agency and Trust
388 Greenwich Street, 14th Floor
New York, NY 10013